CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-1 dated March 28, 2018 of AIT Therapeutics Inc. and in the related Prospectus of our report dated March 28, 2018, with respect to the consolidated financial statements of AIT Therapeutics Inc. included in this Transition Report (Form 10-KT).

Kost Forer Gabbay and Kasierer
KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel Aviv, Israel
June 15, 2018